EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185	Trading Symbol: VGZ NYSE American and TSX Stock Exchanges

_______________ NEWS _______________

Vista Gold Corp. Announces Third Quarter Financial Results and Mt Todd Update

Denver, Colorado, October 23, 2019 – Vista Gold Corp. (NYSE American and TSX: VGZ) (“Vista” or the “Company”) today announced its unaudited financial results for the quarter ended September 30, 2019. Management’s quarterly conference call to discuss these results is scheduled for 4:30 p.m. EDT on October 24, 2019. The Company’s unaudited condensed consolidated financial statements and management’s discussion and analysis, together with other applicable disclosures can be found in the Company’s Quarterly Report on Form 10-Q, filed on October 23, 2019 with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Third Quarter Highlights and Recent Developments

•
Positive results of the updated October 2019 preliminary feasibility study (the “2019 PFS”) for the Mt Todd gold project (“Mt Todd” or the “Project”) with improved after-tax net present value at a 5% discount rate (“NPV5%”) of $823 million and internal rate of return (“IRR”) of 23.4% at a price of $1,350 per ounce of gold and a $0.70=A$1.00 exchange rate;

•	2019 PFS after-tax NPV5% of $1.15 billion and IRR of 30.3% at a price of $1,500 per ounce of gold and a $0.68=A$1.00 exchange rate;
•	Metallurgical optimization program demonstrated life-of-mine gold recovery of 91.9% and total recovered gold of 5.3 million ounces; and
•	Received the third $1.5 million option payment from Prime Mining Corp. for the Company’s Guadalupe de los Reyes gold / silver project in Sinaloa, Mexico (“Los Reyes”).

Vista’s President and CEO, Mr. Frederick H. Earnest commented, “Completing the 2019 PFS was a significant achievement in further advancing and de-risking Mt Todd. With average life-of-mine gold recoveries of 91.9%, NPV5% of $823 million, an IRR of 23.4% at a $1,350 per ounce gold price and a $0.70=A$1.00 exchange rate, and all major environmental approvals in place, we believe Mt Todd is a superior asset located in a Tier-1 mining jurisdiction. In addition, we believe the independent benchmarking study provides greater confidence to the capital and operating cost estimates in the technical report. These studies provide a solid foundation to further advance the Project and demonstrate that Mt Todd is poised to become a major Australian gold producer. We intend to continue to de-risk Mt Todd in a cost-effective manner while seeking to secure a development partner. The 2019 PFS provides a solid basis for engagement with prospective development partners that recognize the value of Mt Todd.

“We continue to effectively manage our working capital to best improve the value of Mt Todd. We believe our working capital will be sufficient to fully fund our currently planned corporate and project holding costs and discretionary programs for more than 12 months. Vista has other potential future sources of non-dilutive financing that may be converted to additional working capital. These sources include the sale of non-core assets such as our used mill equipment, future option payments for Los Reyes, and monetization of royalty interests held by the Company. We plan to increase our focus on monetizing these other sources of working capital.”

Summary of Q3 2019 Financial Results

Vista reported a net loss of $2.5 million, or $0.02 per share, for the three-month period ended September 30, 2019. The loss is comprised of $2.3 million of operating expenses and a $0.2 million mark-to-market loss on our investment in Midas Gold Corp. Operating expenses for the quarter include costs related to the 2019 PFS.

Working capital at September 30, 2019 was $7.2 million, including cash and short-term investments of $4.5 million. The Company has no debt.

Mt Todd Update

2019 PFS

In September 2019, we announced the results of the 2019 PFS for the Project and in October 2019 we filed a technical report entitled “NI 43-101 Technical Report Mt Todd Gold Project 50,000 tpd Preliminary Feasibility Study Northern Territory, Australia” with an effective date of September 10, 2019 and an issue date of October 7, 2019.  The 2019 PFS was based on the results of metallurgical testing, a comprehensive review of the Project and the re-design of elements of the process flow sheet, and most importantly, grinding circuit design changes. Key inputs that changed in the 2019 PFS include higher gold recoveries due to the finer grind size, a higher gold price, and improved foreign exchange rates.

These process improvement efforts resulted in revised estimates that reflect reduced estimated operating costs, increased projected gold recovery and higher gold production forecasts. In addition, we updated revenue, capital, and operating costs based on current market conditions and recent quotes from suppliers.

Vista retained GR Engineering Services of Perth, Australia to undertake an independent benchmarking study to assess the appropriateness of capital and operating cost estimates, construction and ramp-up schedules, owner’s costs and key components of the Project, such as power supply.

Metallurgical Optimization Program

Vista’s latest metallurgical test programs have confirmed: (1) the efficiency of ore sorting across a broad range of head grades and the natural concentration of gold in the screen undersize material prior to sorting; (2) the effectiveness of fine grinding and improved gold leach recoveries at an 80% passing grind size of 40 microns (“µm”); and (3) the selection of FLSmidth’s VXP mill as the preferred fine-grinding mill.

Vista initiated a metallurgical optimization program (the “Program”) following the issuance of its 2018 preliminary feasibility study (“2018 PFS”). The objective of the Program was to determine overall gold recoveries at finer grind sizes and evaluate the efficiency of the FLSmidth VXP mills as opposed to the Glencore ISA mills, which were contemplated in the 2018 PFS. As a result of this test work and related leach recovery tests, a final grind size of 80% passing 40µm was selected. The Program was completed during the third quarter of this year. The outcomes of the metallurgical testing and other findings were incorporated into the 2019 PFS.

In August 2019, the Company announced the results of the 2019 fine-grinding tests completed on samples of various grade ranges. These tests confirm that the Mt Todd ore can be efficiently ground to a finer final product size with lower power consumption in the grinding circuit than estimated in the 2018 PFS. Leaching the 40µm size material resulted in higher life-of-mine recoveries of 91.9% compared to 86.4% in the 2018 PFS, and an estimated increase in total gold produced over the life of the mine of approximately 349,000 ounces. It also proved that at the 40µm target grind size, the tail grade is nearly constant within specific grade ranges.

Project Mineral Reserves
The 2019 PFS estimated total recovered gold at 5.3 million ounces. The table below presents the estimated mineral reserves for the Project.
Mt Todd Gold Project Mineral Reserves – 50,000 tpd, 0.40 g Au/t cut-off and $1,250 per ounce gold
	Batman Deposit			Heap Leach Pad			Total
	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)
Proven	72,672	0.88	2,057	-	-	-	72,672	0.88	2,057
Probable	135,015	0.82	3,559	13,354	0.54	232	148,369	0.79	3,791
Proven & Probable	207,687	0.84	5,616	13,354	0.54	232	221,041	0.82	5,848

Note: Economic analysis conducted only on proven and probable mineral reserves. Thomas Dyer of Mine Development Associates is the Qualified Person responsible for developing mineral reserves for the Batman deposit.  Dr. Deepak Malhotra of Resource Development Inc. is the Qualified Person responsible for the metallurgical data and program, and for developing mineral reserves for the heap leach.  See “Cautionary Note to United States Investors” below.

Management Conference Call

A conference call with management to review our financial results for the third quarter ended September 30, 2019 and to discuss corporate and project activities is scheduled for October 24, 2019 at 4:30 p.m. EDT.

Participant Toll Free: 844-898-8648
Participant International:  647-689-4225
Conference ID:  1866315

This call will also be webcast and can be accessed at the following web location:
http://event.on24.com/r.htm?e=2116870&s=1&k=E81C5C34A6233FBE5019BA517017F58D

This call will be archived and available at www.vistagold.com beginning October 24, 2019. An audio replay will be available for 21 days by calling toll-free in North America: 855-859-2056.

If you are unable to access the audio or phone-in on the day of the conference call, please email your questions to ir@vistagold.com.

All dollar amounts in this press release are in U.S. dollars, unless specified otherwise.

Technical Report on Mt Todd

For further information on the Project and the 2019 PFS, see the Technical Report entitled “NI 43-101 Technical Report Mt Todd Gold Project 50,000 tpd Preliminary Feasibility Study Northern Territory, Australia”, with an effective date of September 10, 2019 and an issue date of October 7, 2019, which is available on SEDAR and EDGAR, as well as on Vista’s website under the Technical Reports section.

John Rozelle, Vista’s Sr. Vice President, a Qualified Person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects, has approved the information in this press release.

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as our reserve estimates, projected NPV5%, IRR and total gold recovery at Mt Todd; Mt. Todd being poised to be a major Australian gold producer, the Company’s future advancement of the Project, the Company continuing to de-risk Mt Todd in a cost-effective manner while seeking to secure a development partner for the Project, management being able to obtain appropriate reward for the Company’s shareholders, the Company continuing to effectively manage its working capital and seeking to use the sale of non-core assets such as the Company’s used mill equipment, future option payments for the Guadalupe de los Reyes gold/silver project, and monetization of royalty interests held by the Company to fund future working capital needs, process improvements at the Project being substantially realized in actual production our belief that process improvement efforts will result in reduced estimated operating costs, increased gold recovery and higher gold production at Mt Todd; our forecasts of revenue, capital, and operating costs; our belief that the Mt Todd ore can be efficiently ground to a finer final product size with lower power consumption in the grinding circuit than estimated in the 2018 PFS; that leaching the 40µm size material will result in higher life-of-mine recoveries of 91.9% compared to 86.4% in the 2018 PFS, and an increase in total gold produced over the life of the mine; our belief that at the 40µm target grind size, the tail grade is nearly constant within specific grade ranges; and our belief that Mt Todd is the largest undeveloped gold project in Australia are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: no change to laws or regulations impacting mine development or mining activities, our approved business plans, mineral resource and reserve estimates and results of preliminary economic assessments, preliminary feasibility studies and feasibility studies on our projects, if any, our experience with regulators, our experience and knowledge of the Australian mining industry and positive changes to current economic conditions and the price of gold. When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; uncertainty as to the results of bulk metallurgical test work; and uncertainty as to completion of critical milestones for Mt Todd; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K filed in February 2019 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Cautionary Note to United States Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. This press release uses the terms “Proven Reserves”, “Probable Reserves” and “Proven & Probable Reserves”.  Reserve estimates contained in this press release are made pursuant to NI 43-101 standards in Canada and do not represent reserves under the standards of the SEC’s Industry Guide 7  and may not constitute reserves under the SEC’s newly adopted disclosure rules to modernize mineral property disclosure requirements, which became effective February 25, 2019 and will be applicable to the Company in its fiscal year beginning January 1, 2021.  Under the currently applicable SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and all necessary permits and government approvals must be filed with the appropriate governmental authority.  U.S. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

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